Exhibit 99
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
     The unaudited pro forma condensed combined statements of income for the year ended December 31, 2010 combines the historical consolidated statements of income of Schlumberger Limited (“Schlumberger”) and Smith International, Inc. (“Smith”), giving effect to the merger as if it had occurred on January 1, 2010. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined statement of income to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable and (3)  expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined statement of income should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined statement of income. In addition, the unaudited pro forma condensed combined statement of income was based on and should be read in conjunction with the separate historical financial statements of Schlumberger as of and for the year ended December 31, 2010 and the related notes included in Schlumberger’s Annual Report on Form 10-K for the year ended December 31, 2010.
     The unaudited pro forma condensed combined statement of income has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of January 1, 2010. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.
     The unaudited pro forma condensed combined statement of income has been prepared using the acquisition method of accounting under U.S. generally accepted accounting principles, and the regulations of the SEC. All material transactions between Schlumberger and Smith during the period presented in the unaudited pro forma condensed combined statement of income have been eliminated. Schlumberger has been treated as the acquirer in the merger for accounting purposes.
     The unaudited pro forma condensed combined statement of income does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger, the costs to integrate the operations of Schlumberger and Smith, or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

SCHLUMBERGER LIMITED AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the twelve months ended December 31, 2010
(In millions, except per share amounts)

				Pro Forma		Pro Forma
	Schlumberger	Smith(*)	Reclassifications(A)	Adjustments		Combined
Revenue	$27,447	$5,967		$(147	)(B)	$33,267
Interest and other income, net	214	2	$16	(78	)(C)	154
Gain on investment in M-I SWACO	1,270			(1,270	)(D)
Expenses:
Cost of revenue	21,499	4,293	950	(147	)(B)	26,535
				(36	)(E)
				(153	) (F)
				129	(G)
Research & engineering	919		102			1,021
General & administrative	650		161			811
Selling, general & administrative		1,235	(1,235)
Merger & integration	169		38	(189	)(H)	18
Restructuring & other	331					331
Interest	207	99		(20	)(I)	286

Income from Continuing Operations before taxes	5,156	342	—	(1,079)		4,419
Taxes on income	890	117		18	(C)	1,032
				(32	)(D)
				11	(H)
				28	(J)

Income from Continuing Operations	4,266	225	—	(1,104)		3,387
Income attributable to noncontrolling interests	1	(102)		96	(C)	(5)

Income from Continuing Operations Attributable to Schlumberger/Smith	$4,267	$123	$—	$(1,008)		$3,382

Income from continuing operations per share attributable to Schlumberger/Smith:
Basic earnings per share	$3.41					$2.47
Diluted earnings per share	$3.38					$2.45

Average shares outstanding:
Basic	1,250					1,368	(K)
Assuming dilution	1,263					1,381	(K)

(*)	Represents Smith’s results for the period January 1, 2010 to August 27, 2010.
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.
Note 1: Description of Transaction
     On August 27, 2010, Schlumberger acquired all of the outstanding shares of Smith, a leading supplier of premium products and services to the oil and gas exploration and production industry. The merger brings together the complementary drilling and measurements technologies and expertise of Schlumberger and Smith in order to facilitate the engineering of complete drilling systems which optimize all of the components of the drill string. Such systems will enable Schlumberger’s customers to achieve improved drilling efficiency, better well placement and increased wellbore assurance as they face increasingly more challenging environments. In addition, Schlumberger’s geographic footprint will facilitate the extension of joint offerings on a worldwide basis.
     Under the terms of the merger agreement, Smith became a wholly-owned subsidiary of Schlumberger. Each share of Smith common stock issued and outstanding immediately prior to the effective time of the merger was converted into the right to receive 0.6966 shares of Schlumberger common stock, with cash paid in lieu of fractional shares.
     At the effective time of the merger, each outstanding option to purchase Smith common stock was converted pursuant to the merger agreement into a stock option to acquire shares of Schlumberger common stock on the same terms and conditions as were in effect immediately prior to the completion of the merger. The number of shares of Schlumberger common stock underlying each converted Smith stock option was determined by multiplying the number of shares of Smith common stock underlying such Smith stock options by the 0.6966 exchange ratio, and rounding down to the nearest whole share. The exercise price per share of each converted Smith stock option was determined by dividing the per share exercise price of such stock option by the 0.6966 exchange ratio, and rounding up to the nearest whole cent. Smith stock options, whether or not then vested and exercisable, became fully vested and exercisable and assumed by Schlumberger at the effective date of the merger in accordance with preexisting change-in-control provisions. Smith stock options were converted into 0.6 million Schlumberger stock options.
     At the effective time of the merger, Smith restricted stock units, whether or not then vested, became fully vested (except for grants between the date of the merger agreement and closing, which were not significant and did not automatically vest) and were converted into shares of Schlumberger common stock in connection with the merger, determined by multiplying the number of shares of Smith common stock subject to each award by the 0.6966 exchange ratio, rounded to the nearest whole share (assuming, in the case of performance-based Smith restricted stock unit awards, the deemed attainment of the performance goals under the award at the target level).
Note 2: Calculation of Consideration Transferred
     The following details the fair value of the consideration transferred to effect the acquisition of Smith.

(In millions, except exchange ratio and per share amounts)
Number of shares of Smith common stock outstanding as of August 27, 2010	248
Number of Smith unvested restricted stock units outstanding as of August 27, 2010	4

252
Multiplied by the exchange ratio	0.6966

Equivalent Schlumberger shares of common stock issued	176
Schlumberger closing share price on August 27, 2010	$55.76

Common stock equity consideration	$9,812
Fair value of Schlumberger equivalent stock options issued	16

Total fair value of the consideration transferred	$9,828

     Certain amounts reflect rounding adjustments
Note 3: Adjustments to Unaudited Pro Forma Condensed Combined Income Statement
(A)	Certain reclassifications have been made to Smith’s historical statement of income to conform to Schlumberger’s presentation, primarily relating to selling and research and engineering expenses.

(B)	Reflects the elimination of revenue and cost of revenue in connection with Smith sales to Schlumberger.

(C)	Reflects the elimination of Schlumberger’s equity earnings relating to M-I SWACO, a drilling fluids joint venture that was 40% owned by Schlumberger and 60% owned by Smith, as well as Smith’s corresponding noncontrolling interest in the net income of the venture, respectively. This joint venture was structured as a partnership in the U.S. Smith consolidated the results of M-I SWACO and, as such, reflected the pretax income of the entire joint venture (including the U.S. partnership), and had appropriately not recorded income taxes associated with Schlumberger’s 40% interest in the U.S. partnership. Therefore, an adjustment is required to reclassify these additional taxes which were previously reflected as a component of Schlumberger’s equity income.

(D)	Represents a pro forma adjustment to eliminate Schlumberger’s pretax gain and the related tax effect as a result of remeasuring its previously held equity interest in M-I SWACO. Generally accepted accounting principles require that an acquirer remeasure its previously held equity interest in an acquiree at its acquisition date fair value and recognize the resulting gain or loss in earnings. The gain is calculated based upon the acquisition date fair value of M-I SWACO. Because this pro forma adjustment will not have a continuing impact, it is excluded from the unaudited pro forma condensed combined statement of income.

(E)	To eliminate Smith’s historical intangible asset amortization expense.

(F)	Schlumberger recorded an adjustment in purchase accounting of $153 million to write-up acquired inventory to its estimated fair market value. Schlumberger’s cost of revenue reflected this increased valuation as this inventory was sold. The impact of this adjustment has been eliminated from the unaudited pro forma condensed combined statement of income because it will not have a continuing impact.

(G)	The fair value of identifiable intangible assets was determined primarily using the “income approach,” which requires a forecast of all of the expected future cash flows either through the use of the relief-from-royalty method or the multi-period excess earnings method. Some of the more significant assumptions inherent in the development of intangible asset values include: the amount and timing of projected future cash flows, the discount rate selected to measure the risks inherent in the future cash flows, and the assessment of the asset’s life cycle, as well as other factors. The fair value of the identifiable intangible assets, the related amortization expense and their weighted-average useful lives have been estimated as follows:

		Weighted Average	Annual Amortization
	Fair Value	Estimated Useful Life	Expense
	(in millions)	(in years)	(in millions)
Customer Relationships	$1,360	23	$59
Technology / Technical Know-How	1,170	16	73
Tradenames / Trademarks	1,560	25	62

	$4,090		$194

The pro forma adjustment of $129 million represents the $194 million of annual amortization expense less the $65 million of amortization expense that Schlumberger recorded relating to these identifiable intangible assets during the period from August 27, 2010 to December 31, 2010.

(H)	Reflects merger-related advisory and legal fees, and the related tax benefit, incurred by both Schlumberger and Smith during the year ended December 31, 2010 which do not have a continuing impact and therefore are not reflected in the unaudited pro forma condensed combined statement of income.

(I)	Represents the amortization associated with the fair value adjustment to increase Smith’s fixed rate long-term debt and its fair value at the closing of the merger for the period from January 1, 2010 to August 27, 2010, over the weighted-average remaining term of the obligations.

(J)	Schlumberger has assumed a 35% tax rate when estimating the tax impacts of the appropriate pro forma adjustments, which represents the U.S. federal statutory tax rate. The effective tax rate of the combined company could be significantly different from what is presented in these unaudited pro forma condensed combined financial statements for a variety of reasons, including post-merger activities.
          The tax impact of the pro forma adjustments has been calculated as follows (in millions):

Year Ended
December 31,
2010
Elimination of Smith’s historical amortization expense	$(36)
Elimination of inventory fair value adjustment	(153)
Amortization expense associated with intangible assets	129
Amortization of debt fair value adjustment	(20)

Pro forma incremental income	$(80)
U.S. federal statutory tax rate	35%

Tax expense relating to pro forma adjustments	$28

(K)	Represents the adjusted weighted-average shares outstanding calculated as follows (in millions):

	Year Ended
	December 31, 2010
		Assuming
	Basic	Dilution
Schlumberger historical shares outstanding	1,250	1,263
Pro forma adjustment for the new Schlumberger shares of common stock issued	118	118

	1,368	1,381

          The dilutive effect of Smith stock options that were converted into Schlumberger stock options was not significant.